EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our reports dated October 31, 2006 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 622 (Pennsylvania Insured Municipals Income Trust, Series 311 and Insured Municipals Income Trust, 104th Limited Maturity Series) as of October 31, 2006 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                          GRANT THORNTON LLP

New York, New York
October 31, 2006